                                                                   EXHIBIT 10.30

                           1994 CARNIVAL CRUISE LINES
                         KEY MANAGEMENT INCENTIVE PLAN

OBJECTIVE

The Carnival Cruise Lines 1994 Key Management Incentive Plan (the "Plan") is designed to focus managerial attention on the objective of maximizing the profitability of the Carnival Cruise Lines division ("CCL") of Carnival Corporation. The Plan provides a framework within which the participants share in the incremental earnings of CCL achieved from applicable business operations on a fiscal year-to-year basis.

PLAN ADMINISTRATION

The administrator of the Plan is the Compensation Committee of Carnival Corporation (the "Committee"). The Committee shall have sole discretion in resolving any questions regarding the administration or terms of the Plan not addressed in this document as well as in resolving any ambiguities that may exist in this document.

PLAN YEAR

The "Plan Year" shall be the 12-month period ending November 30 of each year.

PARTICIPATION

The President, Senior Vice President and Vice-Presidents of CCL shall be eligible to participate in the Plan. The Committee may expand Plan eligibility to include directors, managers and/or supervisors for any Plan year. Participation in the Plan shall be determined on an annual basis by the Committee. No employee will have the automatic right to be selected as a participant for any year or, having been selected as a participant for one year, be considered a participant for any other year.

Only persons who are employed by CCL or one of its divisions on the first day of the Plan Year are eligible to participate in the Plan except that persons who commence employment following the beginning of the Plan Year may, with the approval of the Committee, be allowed to participate in the Plan. Such late-entry participants will be awarded Points (as defined below) pro-rated to the time of their entry into the Plan, subject to the approval of the Committee.

In order to actually receive an Incentive Award (as defined below) under the Plan, a participant must be employed by CCL or one of its divisions on the last day of the Plan year. The only exception to this requirement is for participants whose employment is terminated prior to the last day of the Plan Year as the result of death, disability or retirement ("Early Termination Employees").

BONUS POOL

The total amount payable under the Plan for each Plan year (the "Bonus Pool") shall be equal to two percent (2%) (the "Bonus Percentage") of (x) the net income generated within each Plan Year by CCL and its divisions calculated in accordance with generally accepted accounting principals consistently applied (the "Net Income") minus (y) CCL's Net Income for the fiscal year ending November 30, 1993. The Bonus Percentage for the fiscal years ending November 30, 1996 and thereafter, if applicable, will be determined by the Board of Directors within 90 days of the commencement of each such fiscal year.

METHOD OF CALCULATING INCENTIVE AWARDS

The Committee shall, in its discretion and after consideration of the recommendations of the President of CCL, assign a specific number of points (the "Points") to each participant. The Points awarded to each participant will be communicated to the participant during the first ninety (90) days of each Plan Year. Such decisions may be revised during a Plan Year by the Committee due to major changes in position responsibilities occurring during the Plan Year.

The Committee, in its sole discretion and after consideration of the recommendations of the President of CCL, shall adjust the Points assigned to each participant by multiplying such particpant's Points by a percentage within the range set forth below corresponding to such participant's evaluated performance for such year (the "Weighted Points"):

           -        EXCELLENT PERFORMANCE              90-100%

           -        GOOD PERFORMANCE                    75-89%

           -        FAIR PERFORMANCE                    60-74%

           -        LESS THAN FAIR                       0-59%
                      PERFORMANCE


Each particpant shall receive an Incentive Award equal to the product of his or her Weighted Points multiplied by the "Point Value". The Point Value shall be equal to (i) the amount of the Bonus Pool, divided by (ii) the aggregate Points (before adjustments) awarded to participants for each Plan year.

Any amounts remaining in the Bonus Pool following the calculation of the Incentive Awards pursuant to the preceding paragraph shall be available for discretionary distribution by the Committee to participants.

PAYMENT OF INCENTIVE AWARDS

Incentive Awards are paid on a date determined by the Committee which is within seventy-five (75) days following the conclusion of each Plan Year. At the discretion of the Committee, advance partial payment of Incentive Awards may be made based on anticipated Net Income. At the discretion of the Committee, special arrangements may be made for earlier payment to Early Termination Employees.

Incentive Awards shall be payable eighty percent (80%) in cash and twenty percent (20%) in shares of Class A Common Stock of Carnival Corporation; provided, however, that the Incentive Award to the President of CCL shall be payable sixty-five percent (65%) in cash and thirty-five (35%) in Class A Common Stock. The number of shares issuable to each participant shall be determined by dividing the dollar amount of the stock portion of the participant's Incentive Award by the average closing price for the Class A Common Stock for the last ten (10) trading days of the Plan year, as quoted on the national stock exchange on which the Class A Common Stock is traded. Fractional shares of the Class A Common Stock will not be issued. The value of the Class A Common Stock received by Plan participants will be reported to governmental taxing authorities, and taxes shall be withheld in respect of such Class A Common Stock, in accordance with the requirements of applicable law.

DURATION OF PLAN

The Plan will be effective for the fiscal years 1994, 1995, and 1996. It is the intent of Carnival Corporation to make a decision on whether or not to renew the Plan for an additional year in August of each year in order to effect a 2-year planning horizon (e.g., decision by August 1995 as to whether or not to extend the Plan to 1997).

RESERVATION OF SHARES

Subject to adjustment as provided in the last sentence of this paragraph, the maximum number of shares of Class A Common Stock that shall be authorized and reserved for issuance under the Plan shall be 100,000 shares of Class A Common Stock. The maximum number of shares authorized and reserved may be increased from time to time by approval of the Board, and, if required pursuant to Rule 16b-3 under the Exchange Act, the stockholders of Carnival Corporation. The shares to be issued to participants pursuant to the Plan may be, at the election of Carnival Corporation, either treasury shares or shares authorized but unissued, and, if treasury shares are used, all references in the Plan to the issuance of shares shall, for corporate law purposes, be deemed to mean the transfer of shares from treasury. Any shares of Class A Common Stock that are subject to an Incentive Award that lapses or expires shall automatically again become available for use under the Plan. In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares or any other change in the corporate structure or shares of Carnival Corporation, the Committee shall make appropriate adjustment as to the number and kind of securities subject to and reserved under the Plan and, in order to prevent the dilution or enlargement of the rights of participants, the number and kind of securities subject to outstanding stock awards.

PURCHASE FOR INVESTMENT

Class A Common Stock issued will be subject to a restriction on sale commencing from date of issuance and continuing until, but not including, the first trading day in the second January following the end of the Plan year in respect of which the Class A Common Stock was issued (e.g., Class A Common Stock issued in respect of the Plan year ending November 30, 1994 would be subject to a restriction on a sale that would not end until the first trading day in January, 1996). Holders will be eligible to receive dividends during the restriction period.

Whether or not the shares of Class A Common Stock covered by the Plan have been registered under the Securities Act of 1933, as amended, each person acquiring shares of Class A Common Stock under the Plan may be required by Class A Common Stock to give a representation in writing that such person is acquiring such shares for investment and not with a view to, or for sale in connection with, the distribution of any part thereof. Carnival Corporation will endorse any necessary legend referring to the foregoing restriction upon the certificate or certificates representing any shares of Class A Common Stock issued or transferred to the Plan participants upon the grant of any shares of Class A Common Stock under the Plan.

AMENDMENT OF PLAN

The Board of Directors of Carnival Corporation may amend the Plan from time to time in such respects as the Board may deem advisable; provided, however, that no such amendment shall be effective without approval of the stockholders of Carnival Corporation if stockholder approval of the amendment is required pursuant to Rule 16b-3 under the Exchange Act.

GOVERNMENTAL AND OTHER REGULATIONS

The Plan and the Class A Common Stock awards under the Plan shall be subject to all applicable federal and state laws, rules and regulations and such approvals by any governmental or regulatory agency or national securities exchange, as may be required. Carnival Corporation shall not be required to issue or deliver any certificates or shares of stock prior to the completion of any registration or qualification of such shares under any federal or state law, or any ruling or regulations of any governmental body or national securities exchange which Carnival Corporation shall, in its sole discretion, determine to be necessary or advisable.